Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-162668 on Form S-8 of our report dated November 23, 2009 relating to the historical financial statements of Nautilus Poplar LLC, appearing in this current report on Form 8-K of Magellan Petroleum Corporation dated December 2, 2009.

/s/ Hanson & Co., CPAs

Hanson & Co., CPAs

Denver, Colorado

December 2, 2009